Exhibit 107

Calculation of Filing Fee Table

Form S-8

SCYNEXIS, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001	457(h)	400,000	$2.235	$894,000	0.0001102	$98.52
Total Offering Amounts					$894,000		$98.52
Total Fee Offsets							—
Net Fee Due							$98.52

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the 2015 Inducement Award Plan set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price is based upon $2.235, which is the average of the high and low selling prices of the Registrant’s Common Stock as reported on The Nasdaq Global Market on November 4, 2022.